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                                                                    EXHIBIT 99.1

(INTERVOICE, INC. LOGO)                                             NEWS RELEASE

FOR IMMEDIATE RELEASE
CONTACTS
Intervoice, Inc.
Stephanie Leonard
+ 1 (972) 454-8231
stephanie.leonard@intervoice.com

18-03

                    INTERVOICE ANNOUNCES GRAHAM'S RESIGNATION

DALLAS -- JUNE 26, 2003 -- Intervoice, Inc. (Nasdaq: INTV), a world leader in converged voice and data solutions, today announced that Rob Graham, Executive Vice President and Chief Financial Officer, will resign from the Company on July 25, 2003 to pursue other opportunities.

"I've enjoyed my eleven years at Intervoice," said Graham, "and I want to thank our Board of Directors for my time at the Company. I also want to thank all the Company's officers and employees for the opportunity to grow and learn from our experiences together. There's never a good time to leave a Company but the hard work we all have invested in the Company has positioned it for better times ahead. I look forward to watching the Company's progress."

"I want to personally thank Rob for his dedicated service and valuable contributions to the Company over the past eleven years," said David Brandenburg, the Company's Chairman of the Board and Chief Executive Officer. "The whole Company joins me in wishing Rob the very best of luck in all of his future endeavors."

Upon Mr. Graham's departure in July, the Company's Chief Accounting Officer, Mark Falkenberg, has agreed to serve as Chief Financial Officer on an interim basis while the Company conducts a retained search for a new chief financial officer. Mr. Brandenburg will manage the Company's investor relations function on an interim basis when Mr. Graham departs.



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Intervoice Announces
Graham's Resignation
June 26, 2003
Page 2


This press release contains forward-looking statements as to the Company's current expectations. These expectations are based on Company management's current beliefs. Readers are cautioned to read the risks and uncertainties described in the Company's filings with the Securities and Exchange Commission. These risks and uncertainties could cause actual results to vary materially from the forward-looking statements in this press release.

ABOUT INTERVOICE

With more than 22,000 systems deployed around the globe, Intervoice is a world leader in converged voice and data solutions. Intervoice provides the applications, tools and infrastructure that enable enterprises and carriers to attract and retain customers and promote profitability. Omvia(TM), our open, standards-based product suite, is transforming the way people and information connect. Omvia offers speech-enabled IVR applications, multimedia and network-grade portals, wireless application gateways, and enhanced services such as unified messaging, short messaging services (SMS), voicemail, prepaid services and interactive alerts. Intervoice is headquartered in Dallas with offices in Europe, the Middle East, South America, and Asia Pacific. For more information, visit www.intervoice.com.